Exhibit 99.1

Gaia Reports Second Quarter 2021 Results

Revenues up 20% with 20% EBITDA Margin

BOULDER, CO, August 2, 2021 — Gaia, Inc. (NASDAQ: GAIA), a conscious media and community company, reported financial results for the second quarter ended June 30, 2021.

Highlights

▪	20% increase in revenues from the year-ago quarter
▪	Fourth sequential quarter of positive earnings and cash flow
▪	Improved EBITDA margin to 20%

“The second quarter of 2021 represented another solid quarter of execution on our plan to generate net income and cash flows while driving revenue and member growth,” said Paul Tarell, Gaia’s CFO. “We are looking forward to the second half of the year, when our event lineup at GaiaSphere will be in full swing, which will allow us to promote our $299 premium subscription tier to current and prospective members.”

Second Quarter 2021 Financial Results

Revenues in the second quarter increased 20% to $19.4 million from $16.2 million in the year-ago quarter. This was primarily due to growth in members and an increase in average revenue per member. Paying members increased to 770,200 as of June 30, 2021.

Gross profit in the second quarter increased 20% to $16.9 million compared to $14.1 million in the year-ago quarter. Gross margin was flat at 87.1%.

Total operating expenses improved to $16.2 million, or 84% of revenues in the second quarter of 2021, compared to $16.3 million, or 101% of revenues, in the year-ago quarter. The significant reduction as a percentage of revenues is due to continued efficiency improvements in fixed operating expenses and the reduction of customer acquisition costs as a percentage of revenue to 40% from 52% in the year-ago quarter.

Net income improved by $3.1 million in the second quarter to $0.6 million or $0.03 per share, from a net loss of $2.5 million or $(0.13) per share in the year ago quarter. As a percentage of revenues, this represents an 18% improvement between periods.

EBITDA improved to $3.9 million, or 20% of revenues, compared to $0.8 million, or 5% of revenues in the year-ago quarter.

Cash flows from operations improved to $4.3 million during the second quarter of 2021 from $1.9 million in the year ago quarter, an improvement of 126%. Gaia’s cash balance as of June 30, 2021 was $13.7 million, an increase of $1.1 million since December 31, 2020.

Conference Call

Date: Monday, August 2, 2021

Time: 4:30 p.m. Eastern time (2:30 p.m. Mountain time)

Toll-free dial-in number: 1-800-437-2398

International dial-in number: 1-323-289-6576

Conference ID: 2686835

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at (949) 574-3860.

The conference call will be broadcast live and available for replay here and via ir.gaia.com.

A telephonic replay of the conference call will be available after 7:30 p.m. Eastern time on the same day through August 16, 2021.

Toll-free replay number: 1-844-512-2921

International replay number: 1-412-317-6671

Replay ID: 2686835

About Gaia

Gaia is a member-supported global video streaming service and community that produces and curates conscious media through four primary channels—Seeking Truth, Transformation, Alternative Healing and Yoga—to its members in 185 countries. Gaia’s library includes approximately 8,000 titles, over 80% of which is exclusive to Gaia, and approximately 80% of the views are generated by content produced or owned by Gaia. Gaia is available on Apple TV, iOS, Android, Roku, Chromecast, and sold through Amazon Prime Video and Comcast Xfinity. For more information about Gaia, visit www.gaia.com.

Company Contact:	Investor Relations:
Paul Tarell	Gateway Investor Relations
Chief Financial Officer	Cody Slach
Gaia, Inc.	(949) 574-3860
Investors@gaia.com	GAIA@gatewayir.com

GAIA, INC.

Condensed Consolidated Statements of Operations

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(in thousands, except per share data)	2021	2020	2021	2020
	(unaudited)		(unaudited)
Revenues, net	$19,443	$16,153	$38,339	$30,664
Cost of revenues	2,509	2,083	4,947	3,984
Gross profit	16,934	14,070	33,392	26,680
Gross profit margin	87.1%	87.1%	87.1%	87.0%
Expenses:
Selling and operating	14,738	14,417	29,276	28,875
Corporate, general and administration	1,501	1,873	2,997	3,290
Total operating expenses	16,239	16,290	32,273	32,165
Income (loss) from operations	695	(2,220)	1,119	(5,485)
Interest and other expense, net	(52)	(305)	(118)	(551)
Income (loss) before income taxes	643	(2,525)	1,001	(6,036)
Provision for income taxes	—	—	—	69
Net income (loss)	$643	$(2,525)	$1,001	$(6,105)

Earnings per share:
Basic	$0.03	$(0.13)	$0.05	$(0.33)
Diluted	$0.03	$(0.13)	$0.05	$(0.33)
Weighted-average shares outstanding:
Basic	19,268	18,837	19,235	18,660
Diluted	19,810	18,837	19,786	18,660

EBITDA*	$3,927	$833	$7,450	$537

* See definition and reconciliation below.

GAIA, INC.

Summary of Cash Flows

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(in thousands)	2021	2020	2021	2020
	(unaudited)		(unaudited)
Net cash provided by (used in):
Operating activities	$4,252	$1,858	$9,440	$3,864
Investing activities	(4,205)	(3,480)	(8,979)	(7,081)
Financing activities	647	61	673	181
Net change in cash	$694	$(1,561)	$1,134	$(3,036)

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(in thousands)	2021	2020	2021	2020
	(unaudited)		(unaudited)
Net income (loss)	$643	$(2,525)	$1,001	$(6,105)
Interest expense, net	52	305	118	551
Provision for income taxes	—	—	—	69
Depreciation and amortization expense	3,232	3,053	6,331	6,022
EBITDA	3,927	833	7,450	537
Share-based compensation expense	90	1,063	703	1,528
Adjusted EBITDA	$4,017	$1,896	$8,153	$2,065

EBITDA represents net income (loss) before interest expense, provision for income taxes, other income, depreciation and amortization. Adjusted EBITDA is defined as EBITDA further adjusted to remove share-based compensation expense. EBITDA and Adjusted EBITDA do not represent net income, as that term is defined under GAAP, and should not be considered as an alternative to net income (loss) as an indicator of our operating performance.

Additionally, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow available for management or discretionary use as such measures do not consider certain cash requirements such as capital expenditures, tax payments and debt service requirements. EBITDA and Adjusted EBITDA as presented herein are not necessarily comparable to similarly titled measures.

GAIA, INC.

Condensed Consolidated Balance Sheets

	June 30,	December 31,
(in thousands, except share and per share data)	2021	2020
	(unaudited)
ASSETS
Current assets:
Cash	$13,739	$12,605
Accounts receivable	2,828	2,024
Prepaid expenses and other current assets	1,659	1,746
Total current assets	18,226	16,375
Media library, software and equipment, net	41,062	39,231
Right-of-use lease asset, net	8,250	8,622
Real estate, investment, and other assets, net	29,317	28,500
Goodwill	17,289	17,289
Total assets	$114,144	$110,017
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable, accrued and other liabilities	$8,695	$8,947
Deferred revenue	14,724	12,376
Total current liabilities	23,419	21,323
Long-term mortgage, net	6,181	6,250
Long-term lease liability	7,596	7,952
Deferred taxes	257	257
Total liabilities	37,453	35,782
Total shareholders' equity	76,691	74,235
Total liabilities and shareholders' equity	$114,144	$110,017